US Ecology, Inc. Announces Second Quarter 2010 Results

Operating Income Increases 26% Sequentially From Q1 2010; Reaffirms 2010 Earnings Guidance

BOISE, ID -- (Marketwire - July 27, 2010) - US Ecology, Inc. (NASDAQ: ECOL) ("the Company") today reported results for the quarter ended June 30, 2010. Net income for the second quarter of 2010 was $2.3 million, or $0.13 per diluted share, down from net income of $3.5 million, or $0.19 per diluted share, in the second quarter last year. Operating income for the quarter ending June 30, 2010 was $3.8 million compared to $5.7 million for the second quarter of 2009. Operating income and net income increased 26% and 30%, respectively, from the first quarter of 2010. For the 21st consecutive quarter, all four of the Company's disposal facilities were profitable.

Revenue for the second quarter of 2010 was $19.8 million, down from $36.4 million in the same quarter last year. This reflects declines in transportation, treatment and disposal revenue associated with the completion of the four-year Honeywell International Jersey City project ("Honeywell") in early October of 2009. Excluding Honeywell, which contributed $18.5 million in total revenue during the second quarter of 2009, revenue would have increased approximately 11% quarter over quarter.

"Base" business revenue (revenue from recurring waste streams) increased 7% in the second quarter of 2010 compared to the same quarter last year on increased shipments from refinery, other industry, government and broker customers. "Event" remediation revenue (revenue from discrete projects) declined 48% in the second quarter of 2010 over the same quarter last year due to the completion of Honeywell in 2009. Excluding Honeywell, Event revenue would have been down 1% year over year. Our Texas thermal recycling service contributed $2.2 million in revenue from a combination of Base and Event business in the second quarter of 2010, down 9% from the $2.5 million generated in the second quarter of 2009. This reduction was caused by a decline in average selling price and lower volumes during the second quarter of 2010 compared to the same quarter last year. Total volumes disposed at our Idaho, Nevada and Texas waste facilities (including thermal services) were 118,000 tons in the second quarter of 2010, down 48% from the 228,000 tons in the second quarter of 2009, which included 105,000 tons from Honeywell.

For the quarter ending June 30, 2010, gross profit was $7.1 million, down from $9.1 million reported in the second quarter of 2009. Gross profit as a percentage of total revenue ("gross margin") was 36.0% for the second quarter of 2010 as compared with 25.0% in the same quarter last year. This improvement in gross margin reflects lower pass-through transportation and logistics services being offered in the second quarter of 2010 than in the same quarter the prior year, which was heavily weighted with transportation associated with Honeywell. Treatment and disposal gross margin for the second quarter of 2010 and 2009 was 44%.

Selling, general and administrative ("SG&A") expense for the three months ending June 30, 2010 was $3.3 million, or 16.9% of revenue, as compared to $3.4 million, or 9.3% of revenue, in the same quarter last year. In absolute dollars, total SG&A expenses were lower for the second quarter of 2010 compared to the same quarter last year reflecting reduced sales commission and lower labor costs. However, the effect of these quarter-over-quarter reductions in SG&A were partially offset by increases in estimated regulatory fines, employee benefit costs and business development expenses.

Our effective income tax rate for the second quarter of 2010 was 39.9% as compared with 39.8% in the second quarter of 2009. This increase primarily reflects an increase in non-deductible expenses for income taxes.

At June 30, 2010, we had $32.3 million of cash, cash equivalents and short-term investments on hand, with $16.0 million of our $20.0 million line of credit unused. The $4.0 million line of credit usage covers a standby letter of credit providing collateral for financial assurance for future closure and post-closure obligations. We had no outstanding borrowings during the quarter or at the quarter ending June 30, 2010.

"Despite challenging economic conditions, we were pleased by the stability and sequential improvements seen in our business during the second quarter over the first quarter of 2010," commented Chief Financial Officer, Jeff Feeler. "In addition, our non-Honeywell revenue and earnings both improved year over year."

The Company estimates that Honeywell contributed approximately $0.09 per share of earnings in the second quarter of 2009.

"As expected, while our Event Business continued to be impacted by the sluggish economic environment, our Base business increased 7% from the same period last year and 3% from the first quarter of 2010 reflecting what we believe to be slow improvements in industrial production," Feeler concluded.

Year-To-Date Results

Revenue for the six months ending June 30, 2010 was $39.4 million, down from $71.3 million in the same period in 2009. In the six months ended June 30, 2009, Honeywell represented $33.9 million of total revenue. Excluding Honeywell revenue, revenue was up 5% in the first half of 2010. Disposal volumes in the first half of 2010 were 237,000 tons, down 46% from the same period last year. However, when Honeywell is excluded, volume for the first six months was only down 5%.

Gross profit was $13.7 million for the first half of 2010, down from $18.7 million in the first half of 2009. Gross margin was 34.8% for the first half of 2010 as compared with 26.1% in the same period last year. The gross margin improvement in the first half of 2010 reflects lower pass-through transportation and logistics services being offered compared to the same period of 2009. Treatment and disposal margin for the first half of 2010 was 42% compared with 45% in the same period last year. This decline reflects lower disposal volumes and the lower average selling prices in our thermal recycling services.

SG&A expenses for the first six months of 2010 were $6.9 million, or 17.6% of revenue, as compared to $7.0 million, or 9.8% of revenue, for the same period last year. SG&A includes a $497,000 charge related to a proposed offer to settle a pending regulatory fine associated with our Beatty, Nevada facility dating back to 2005.

Operating income for the first half of 2010 was $6.8 million compared to $11.7 million for the first half of 2009.

Our effective income tax rate for the six months ending June 30, 2010 was 40.6% as compared with 39.8% in the first half of 2009. This increase primarily reflects an increase in non-deductible expenses for income taxes.

Net income was $4.1 million, or $0.23 per diluted share, for the first half of 2010, down from net income of $7.2 million, or $0.39 per diluted share, in the first six months of 2009, of which $0.15 represented estimated earnings per share from Honeywell.

2010 Outlook

The Company continues to expect full year earnings per share of between $0.57 and $0.67 per diluted share, which represents 10% to 29% growth in earnings over 2009 when Honeywell and proceeds from insurance are excluded. Additionally, based on expected increased demand for landfill services, the Company is accelerating planned construction of new landfill capacity at its Beatty, Nevada facility. Capital expenditures for the full year 2010 are now estimated to be between $15.6 and $16.6 million, up $2.6 million from our previous capital spending guidance.

"The first half of 2010 played out largely as we expected with the Base Business slowly improving and continued softness in the Event Business," commented President and Chief Executive Officer, Jim Baumgardner. "Bidding activity for remedial event projects has improved in the last several months, giving us increased confidence that the second half of 2010 will indeed be stronger."

"We also continued to execute on our strategy of controlling costs, landing large event projects, as demonstrated by our recent General Electric contract investing in waste handling infrastructure and working toward acquiring additional assets," Baumgardner concluded.

Dividend

On July 1, 2010 the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on July 16, 2010. This $3.3 million dividend was paid on July 23, 2010 using cash on hand.

Conference Call

US Ecology, Inc. will hold an investor conference call on Tuesday, July 27, 2010 at 10 a.m. Eastern Daylight Time (8:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position. Questions will be invited after management's presentation. Interested parties can join the conference call by dialing (866) 700-6293 or (617) 213-8835 and using the passcode 20083109. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through August 3, 2010 by calling (888) 286-8010 or (617) 801-6888 and using the passcode 99785873. The replay will also be accessible on our website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc., (formerly known as American Ecology Corporation) through its subsidiaries, provides radioactive, hazardous, PCB and non-hazardous industrial waste management and recycling services to commercial and government entities, such as refineries and chemical production facilities, manufacturers, electric utilities, steel mills, medical and academic institutions and waste broker / aggregators. Headquartered in Boise, Idaho, the Company is one of the nation's oldest radioactive and hazardous waste services company in the United States.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, beliefs and assumptions about the industry and markets in which US Ecology, Inc. and its subsidiaries operate. Because such statements include risks and uncertainties, actual results may differ materially from what is expressed herein and no assurance can be given that the Company will achieve its 2010 earnings estimates, successfully execute its growth strategy, increase market share, or declare or pay future dividends. For information on other factors that could cause actual results to differ materially from expectations, please refer to US Ecology, Inc.'s December 31, 2009 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date such statements are made. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include a loss of a major customer, compliance with and changes to applicable laws and regulations, market conditions and production rates for the thermal recycling service at our Texas facility, our ability to replace business from completed Honeywell Jersey City project, access to cost effective transportation services, access to insurance and other financial assurances, loss of key personnel, lawsuits, adverse economic conditions including a tightened credit market, the timing or level of government funding or competitive conditions, incidents that could limit or suspend specific operations, our ability to perform under required contracts, our willingness or ability to pay dividends and our ability to integrate any potential acquisitions.

Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of US Ecology, Inc.

                             US ECOLOGY, INC.
                    CONSOLIDATED STATEMENTS OF INCOME
                  (in thousands, except per share data)
                                (unaudited)

                                    Three Months Ended   Six Months Ended
                                         June 30,            June 30,
                                    ------------------- ------------------
                                      2010      2009      2010      2009
                                    --------- --------- --------  --------

Revenue                             $  19,832 $  36,377 $ 39,372  $ 71,342
Direct operating costs                  9,725    12,002   20,010    23,247
Transportation costs                    2,964    15,263    5,644    29,437
                                    --------- --------- --------  --------

Gross profit                            7,143     9,112   13,718    18,658
Selling, general and administrative
 expenses                               3,343     3,396    6,910     6,969
                                    --------- --------- --------  --------
Operating income                        3,800     5,716    6,808    11,689

Other income (expense):
 Interest income                           17        37       31        85
 Interest expense                           -         -       (1)       (1)
 Other                                     49        91       90       124
                                    --------- --------- --------  --------
  Total other income                       66       128      120       208

Income before income taxes              3,866     5,844    6,928    11,897
Income tax expense                      1,543     2,326    2,815     4,735
                                    --------- --------- --------  --------
Net income                          $   2,323 $   3,518 $  4,113  $  7,162
                                    ========= ========= ========  ========

Earnings per share:
  Basic                             $    0.13 $    0.19 $   0.23  $   0.39
  Diluted                           $    0.13 $    0.19 $   0.23  $   0.39

Shares used in earnings
 per share calculation:
  Basic                                18,166    18,145   18,165    18,144
  Diluted                              18,187    18,175   18,186    18,175

Dividends paid per share            $    0.18 $    0.18 $   0.36  $   0.36
                                    ========= ========= ========  ========

                             US ECOLOGY, INC.
                        CONSOLIDATED BALANCE SHEETS
                              (in thousands)
                                (unaudited)

                                                  June 30,    December 31,
                                                    2010          2009
                                                ------------  ------------
Assets

Current Assets:
 Cash and cash equivalents                      $     29,256  $     31,347
 Short-term investments                                2,999         1,395
 Receivables, net                                     13,541        16,302
 Prepaid expenses and other current assets             2,204         1,752
 Deferred income taxes                                   413            41
                                                ------------  ------------
  Total current assets                                48,413        50,837

Property and equipment, net                           71,809        67,485
Restricted cash                                        4,114         4,800
Other assets                                             509           540
                                                ------------  ------------
Total assets                                    $    124,845  $    123,662
                                                ============  ============

Liabilities and Stockholders' Equity

Current Liabilities:
 Accounts payable                               $      4,095  $      4,264
 Deferred revenue                                      1,749         1,353
 Accrued liabilities                                   4,630         4,150
 Accrued salaries and benefits                         1,680         1,735
 Income tax payable                                      666           201
 Current portion of closure and post-closure
  obligations                                          2,457           293
 Current portion of capital lease obligations             10            11
                                                ------------  ------------
  Total current liabilities                           15,287        12,007

Long-term closure and post-closure obligations        12,554        13,070
Long-term capital lease obligations                        5            10
Deferred income taxes                                  5,336         5,077
                                                ------------  ------------
 Total liabilities                                    33,182        30,164

Contingencies and commitments

Stockholders' Equity
 Common stock                                            183           183
 Additional paid-in capital                           61,443        61,459
 Retained earnings                                    32,016        34,446
 Treasury stock                                       (1,979)       (2,590)
                                                ------------  ------------
  Total stockholders' equity                          91,663        93,498
                                                ------------  ------------
Total liabilities and stockholders' equity      $    124,845  $    123,662
                                                ============  ============

                             US ECOLOGY, INC.
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (in thousands)
                                (unaudited)

                                                 For the six months Ended
                                                         June 30,
                                                --------------------------
                                                    2010          2009
                                                ------------  ------------
Cash Flows From Operating Activities:
 Net income                                     $      4,113  $      7,162
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation, amortization and accretion            3,637         4,642
   Deferred income taxes                                (113)          935
   Stock-based compensation expense                      595           416
   Net loss (gain) on sale of property and
    equipment                                             51            (3)
   Investment premium amortization                        20             -
   Changes in assets and liabilities:
    Receivables, net                                   2,761         4,261
    Income tax receivable                                  -         2,392
    Other assets                                        (421)         (336)
    Accounts payable and accrued liabilities          (1,078)       (1,120)
    Deferred revenue                                     396           556
    Accrued salaries and benefits                        (55)         (899)
    Income tax payable                                   465             -
    Closure and post-closure obligations                (147)         (288)
    Other                                                 (1)          (19)
                                                ------------  ------------
      Net cash provided by operating activities       10,223        17,699

Cash Flows From Investing Activities:
  Purchases of short-term investments                 (4,998)            -
  Purchases of property and equipment                 (4,879)       (4,768)
  Maturities of short-term investments                 3,375             -
  Restricted cash, net                                   686           (11)
  Proceeds from sale of property and equipment            51            42
                                                ------------  ------------
      Net cash used in investing activities           (5,765)       (4,737)

Cash Flows From Financing Activities:
  Dividends paid                                      (6,543)       (6,534)
  Stock repurchases                                        -            (2)
  Other                                                   (6)           (4)
                                                ------------  ------------
      Net cash used in financing activities           (6,549)       (6,540)
(Decrease) Increase in cash and cash
 equivalents                                          (2,091)        6,422
Cash and cash equivalents at beginning of
 period                                               31,347        18,473
                                                ------------  ------------
Cash and cash equivalents at end of period      $     29,256  $     24,895
                                                ============  ============

Contact:
Alison Ziegler
Cameron Associates
(212) 554-5469
alison@cameronassoc.com
www.usecology.com